Exhibit 10.5

April 8, 2019

BY EMAIL AND BY FEDEX

J. Curtis Henderson

[***]

Dear Curtis:

This letter agreement (the “Agreement”) confirms our agreement relating to your separation from employment with Approach Resources Inc. (the “Company”).

1.Separation Date:  Your employment with the Company shall end by your voluntary resignation effective as of the close of business on the earlier of (i) the date that is six (6) months from the Effective Date (as defined in Section 22 of this Agreement); or (ii) the date the Company, in its discretion, terminates your employment (such date, the “Separation Date”).  Such resignation shall constitute a “Termination Without Good Reason” of the Amended and Restated Employment Agreement between you and the Company dated January 1, 2011, as amended (the “Employment Agreement”), under Section 7(c) of the Employment Agreement.  Any position you hold as an officer, manager, director, agent or in any other capacity of the Company or any of its affiliates (“Affiliates”), or as a trustee or fiduciary of any employee benefit plans covering employees or other service providers of the Company or any of its Affiliates, shall also end by your voluntary resignation effective as of the Separation Date.  You will sign a letter evidencing such voluntary resignations, effective as of the Separation Date, in the form attached hereto as Exhibit A;  provided that your voluntary resignation as an officer of the Company or any of its Affiliates and as a trustee or fiduciary of any employee benefit plans covering employees or other service providers of the Company or any of its Affiliates will be effective as of the Separation Date regardless of whether or when such letter is executed and delivered.    You further agree to sign such other documents as the Company may request to effectuate such voluntary resignations.  As used in this Agreement, “Affiliates” of the Company shall include, without limitation, Approach Oil & Gas Inc., Approach Operating, LLC, Approach Delaware, LLC, Approach Resources I, LP, Approach Services, LLC and Approach Midstream Holdings, LLC, and each of their respective predecessors, successors, parents, subsidiaries, divisions and other affiliated companies.  On and after the Separation Date, you shall no longer enter or have access to the Company’s offices or facilities, except to the extent requested by the Board or the Company in order to perform your obligation to cooperate under Section 12 of this Agreement.

2.Duties; Effect on Employment Agreement:

a.From the Effective Date through the Separation Date (the “Term”), you agree that you shall continue to serve as the Chief Administrative Officer of the Company and perform (i) those duties previously performed under Section 2 (other than any duties as Secretary, Executive Vice President and General Counsel) of the Employment Agreement as Chief Administrative Officer of the Company, provided you shall report to the Company’s Chief Executive Officer and General Counsel and not to the President, and (ii) the additional duties identified on Exhibit B (collectively, the “Duties”).  Notwithstanding section 3 of the Employment Agreement, you shall be permitted to perform the Duties at a location you deem appropriate (including your home or other residence), provided that if the General Counsel or Chief Executive Officer of the Company determines that it is reasonably necessary for you to perform the Duties at the Company’s corporate headquarters, or other such locations as required by the nature of the Duties, you shall make yourself available at such locations upon reasonable notice;  provided, that you will be reimbursed for all reasonable and documented expenses consistent with the Company’s expense reimbursement policy for any travel to perform the Duties at a location located at a distance greater than the distance from your personal residence at the address above to the Company’s corporate headquarters.

b.To the extent the terms of this Agreement are inconsistent with the terms of the Employment Agreement, this Agreement shall control and the Employment Agreement shall be deemed amended to give effect to this Agreement.

3.Compensation During the Term:

a.You agree and acknowledge that this Agreement hereby amends the Employment Agreement to eliminate any entitlement compensation and/or benefits provided under Section 5(a) (Base Salary), Section 5(b) (Bonus), and Sections 6 through 11 (relating to payments or benefits due upon termination of employment) of the Employment Agreement, which provisions will become void and superseded by the terms set forth in the Agreement effective as of the Effective Date.

b.In consideration for your employment during the Term, you will receive payments totaling $815,000 payable as follows:  (i) one up-front lump sum payment of $407,500.00 (the “Lump Sum Payment”) and (ii) the remaining $407,500.00 in six equal monthly instalments during the six (6) months after the Effective Date (the “Service Payments”).  The Lump Sum Payment shall be made on the next regularly scheduled payroll date following the Effective Date.  The Service Payments shall commence on the second regularly scheduled payroll date following the Effective Date. The Company shall have the right to withhold all taxes and other amounts required to be withheld from amounts paid under this Section 3.b under applicable law.

c.You will be eligible to participate in all employee benefit programs made available by the Company, from time to time, to similarly situated executives, in accordance with the terms of such programs, during the Term.  Your eligibility to participate, and if applicable, your dependent(s)’ eligibility to participate, in all employee benefit programs made available by the Company shall end as of the expiration of the Term, provided, however, that you and your dependent(s) shall receive separate notification from the Company regarding your and your dependent(s)’ right to continue participation in any group health care benefit plan sponsored by the Company at your and/or your dependent(s)’ own expense under the Consolidated Omnibus Budget Reconciliation Act of 1985.

d.You acknowledge and agree that the Company’s payments to you as provided in Section 3(b) above and Section 4 below, together with payment of your earned but unpaid  Base Salary through the Effective Date (which shall be paid on the next regularly scheduled payroll date following the Effective Date), are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, and no further compensation or benefits are owed to you in connection with, or in relation to, your employment by the Company or any of its Affiliates or any position as an officer of the Company or any of its Affiliates or as a trustee or fiduciary of any employee benefit plans covering employees or other service providers of the Company or any of its Affiliates or the termination of your employment with the Company or resignation or termination of any such positions, whether pursuant to the Employment Agreement or otherwise.  You further acknowledge and agree that the Company shall have no obligation to pay any bonuses or severance benefits to you under the Employment Agreement or under any policy, practice or arrangement of the Company.  Accordingly, as of the Effective Date, you hereby (i) forfeit and waive any and all rights to outstanding, unvested equity incentive awards, future incentive awards, and any incentive cash payments pursuant to the Employment Agreement and any award agreement between you and the Company, and all outstanding award agreements with respect to such equity incentive awards shall be deemed terminated hereby and such equity and cash-based incentive awards are hereby forfeited and (ii)  acknowledge and agree that you are not, and shall not, be entitled to, and forfeit and waive, any and all rights to any Change in Control benefits or payments pursuant to Sections 8(b) or 8(c) of the Employment Agreement which provisions will become void and superseded effective as of the Effective Date as set forth in Section 22 of this Agreement.

4.Termination Payments:  Within thirty (30) days of the Separation Date, the Company shall pay to you all benefits (other than equity-based awards and cash-settled awards) to which you have a vested entitlement (other than severance pay), a payment for earned but unused vacation, and a payment for all approved but unreimbursed business expenses (following submission of an expense report in accordance with Company policy).  You represent, acknowledge and agree that all equity-based awards and cash-settled awards to which you have a vested entitlement have been settled in full and no further payment is due on any such awards.  You further acknowledge and agree that your accrual for vacation for 2019 shall be prorated for the period from January 1, 2019, through the Separation Date. In addition, if the Company elects to terminate your employment prior to your receipt of the six (6) Service Payments provided under Section 3(b)(ii) above, the Company will continue to pay the remaining Service Payments in monthly instalments until the Company satisfies its payment obligations thereunder.

5.Release of Claims; Waiver of Future Employment:

a.In consideration of the terms of this Agreement, you agree to and do release (on behalf of yourself, your heirs and personal representatives) and forever discharge the Company, its Affiliates and (in their capacities as such) the current and former officers, directors and stockholders of the Company and its Affiliates, and each of their respective successors, assigns, agents and representatives (collectively, the “Released Parties”) from any and all claims, rights, demands, debts, obligations, losses, liens, agreements, contracts, covenants, actions, causes of action, suits, services, judgments, orders, counterclaims, controversies, setoffs, affirmative defenses, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever, direct or indirect (collectively, the “Claims”), whether asserted, unasserted, absolute, fixed or contingent, known or unknown, suspected or unsuspected, accrued or unaccrued or otherwise, that you may have, related to your period of employment by the Company or otherwise, through the date on which this Agreement is executed, including any and all claims under your Employment Agreement or arising out of or relating to your employment by the Company or your resignation from or termination of such employment, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, defamation and claims under the Civil Rights Acts, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, the Texas Payday Law, and any other federal, state, or local or foreign laws, rules, or regulations relating to employment, discrimination in employment, termination of employment, wages, benefits, human rights, or otherwise (“Released Claims”).  You represent that you have not assigned any Released Claims to any third party.

b.The release of the Released Claims set forth in Section 5(a) above does not include (i) your right to enforce the terms of this Agreement, your right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, your right to coverage under the Company’s liability insurance policies, any recovery to which you may be entitled pursuant to applicable workers’ compensation and unemployment insurance laws, your right to challenge the validity of your waiver and release of ADEA claims, or any right where a waiver is expressly prohibited by law or (ii) any rights to indemnification under the Amended and Restated Indemnity Agreement dated May 2, 2012, between you and the Company.  For purposes of this agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state, or local governmental agency or commission.

c.In consideration of the terms of this Agreement, you have agreed to and do waive any claims you may have for employment by, or membership on the board of directors of, the Company and/or its Affiliates.  You have further agreed in the future not to seek such employment or reemployment with, or appointment to the board of directors of, the Company and/or its Affiliates.

6.Final Release of Claims:  In consideration of the terms of this Agreement, you agree to sign a final release of claims in the form attached hereto as Exhibit C, which updates the release in Section 5 of this Agreement to include all claims arising between the Effective Date and the Separation Date (the “Final Release”).  You shall sign the Final Release no earlier than the Separation Date, and you shall have a forty-five (45) day period after the Separation Date during which you may consider the Final Release (which forty-five (45) day period you may waive), and you further shall have a seven (7) day period after you sign the Final Release during which you may revoke the Final Release.  If you fail to sign the Final Release within the forty-five days after the Separation Date or you revoke such Final Release, you agree (i) to repay the Lump Sum Payment and all Service Payments that have been made, and (ii) if your employment terminates prior to the date which is six (6) months after the Effective Date, you will not be entitled to any remaining Service Payments.

7.Protected Activities:  You acknowledge that neither this Agreement nor any other agreement or policy of the Company or its Affiliates shall be construed or applied in a manner which limits or interferes with your right, without notice to or authorization of the Company and/or its Affiliates, to communicate and cooperate in good faith with a Government Agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency.  Additionally, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (c) in court proceedings if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to your attorney in such lawsuit, provided that you must file any document containing the trade secret under seal, and you may not disclose the trade secret, except pursuant to court order.  The activities or disclosures described in this Section 7 shall be referred to in this Agreement as “Protected Activities.”  Notwithstanding the foregoing, in accordance with the standards set forth in 29 C.F.R. § 240.21F-4(b)(4), you shall not be authorized to make any disclosures as to which the Company and/or its Affiliates may reasonably assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of an authorized officer designated by the Company, provided, however, that you may, without authorization from the Company, disclose information to a Government Agency to the extent permitted under 29 C.F.R. § 205.3(d)(2), applicable state attorney conduct rules, or any other law or regulation permitting disclosure of such otherwise privileged communications.

8.Covenant Not To Sue:  In consideration of the terms of this Agreement, you represent that you have not filed or permitted to be filed against the Released Parties any charges, complaints or lawsuits and you covenant and agree that you will not file or permit to be filed any lawsuits at any time after you sign this Agreement with respect to the subject matter of this Agreement and the Released Claims released pursuant to Section 5 of this Agreement, including without limitation any claims relating to the termination of your employment, provided, however, that this covenant not to sue shall not be construed or applied in a manner which limits or interferes with your right to engage in any Protected Activities or enforce your rights or the Company’s obligations under this Agreement.  While the release of claims set forth in Section 5 of this Agreement does not prevent you from in the future filing a charge or complaint with any Government Agency or from engaging in any other Protected Activities, you acknowledge and agree that if you file a charge or complaint with a Government Agency, or a Government Agency asserts a claim on your behalf, your release of claims and waiver of your right to seek reemployment or appointment to the board of directors set forth in Section 5 of this Agreement shall bar you from receiving monetary relief or reinstatement, except you do not waive: (a) your right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, (b) any recovery to which you may be entitled pursuant to Texas’ workers’ compensation and unemployment insurance laws, and (c) any other right where a waiver is expressly prohibited by law.

9.Return of Property:  You agree to return to the Company on the Separation Date all property and documents of the Company and/or its Affiliates in your possession, custody or control, including, without limitation, any company-owned or issued cell phone, computer, tablet, printer, keyboard, mouse, monitor, laminator, customer gifts, marketing materials, stationery, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, portable media and devices (such as flash drives, external hard drives, CD’s, and DVD’s) and any other physical or personal property which you obtained in the course of your employment by the Company, and you further agree not to retain copies of any such documents of the Company and/or its Affiliates in any form, excluding publicly available documents and documents relating directly to your own compensation and employee benefits. Notwithstanding the foregoing, you may retain your acrylic deal tombstones, cell phone for number [***] and your Lenovo Thinkpad laptop, subject to the Company’s right to retrieve and/or remove all Company data stored on or embedded in such phone and/or laptop, and you shall deliver such phone and laptop to the Company on the Separation Date to allow the Company or a third party vendor engaged by the Company to retrieve and/or remove all Company data stored on or embedded in such phone and laptop and upon completion of such process the Company shall return such phone and laptop to you. To the extent you have possession or control of any electronic documents which contain any information relating to the business of the Company, you agree to identify such documents to the Company, to deliver an identical copy of any or all such documents to the Company, and to follow instructions regarding the permanent deletion of any or all such documents, or the preservation of any or all such documents for any potential use by the Company in the future.  You represent to the Company that you have not removed from the Company’s offices or facilities any property or documents of the Company and/or its Affiliates that have not been returned to the Company or its offices or facilities. You also agree that on the Separation Date you will return to the Company all keys, key cards, access cards relating to the Company’s offices or facilities, corporate identification cards or badges and corporate credit cards, and that you shall not have access to the Company’s offices, facilities or electronic networks. You acknowledge and agree that all “Work Product” (as defined below) resulting from the performance of your services as an employee of the Company are the sole property of the Company and you hereby assign any and all rights in or to such Work Product to the Company.  “Work Product” shall mean all developments of any kind that relate to the Company’s business or assets  or confidential information and that you conceived, made, developed or acquired at any time during your employment by the Company and within the scope of your employment by the Company, including without limitation, any programs, trade secrets, discoveries, inventions, improvements, ideas, diagrams, processes or designs, classes, curriculum, custom courses and related training materials, whether or not reduced to writing, patented, copyrighted or trademarked.

10.Restrictive Covenants:  This Agreement does not amend, modify, waive, or affect in any way (i) the Company’s and/or its Affiliates’ rights or your duties, obligations, or restrictions under Section 14 and Section 15 of the Employment Agreement, and you acknowledge and agree that such restrictions shall survive and continue in full force and effect after the Separation Date for the periods provided herein.  You acknowledge and agree that you shall not be entitled to, and will not be paid, the “Discretionary Monthly Non-Compete Payments” described in Section 15(d) of the Employment Agreement, and, without affecting the enforceability of such restrictive covenants as in effect and construed under the Employment

Agreement, Lump Sum Payment, Service Payments, and the goodwill and Confidential Information of which you are aware from your employment with the Company (as defined in the Employment Agreement), constitutes adequate consideration for these restrictive covenants.  You acknowledge and agree that the Post-Termination Non-Compete Term shall continue for a period of six (6) months following the Separation Date provided that your obligations under Section 15(c) of the Employment Agreement (Non-Solicitation Obligations) shall continue for a period of twelve (12) months following the Separation Date.  However, if you are employed or engaged by a third-party, you will not be deemed to be in violation of Section 15(c) of the Employment Agreement (Non-Solicitation Obligations) as a result of actions by or on behalf of such person provided such actions are not taken based on your recommendations or at your direction or request and you are not otherwise involved in the hiring process or decision as to hiring personnel for such third-party as related to any such activities directed at Company personnel.  You further agree to maintain the terms of this Agreement confidential unless otherwise required by law; provided, however, that you may disclose the terms of this Agreement to your spouse and immediate family members living in the same house and to your and your spouse’s attorneys, accountants, financial or tax advisors.  You may disclose this Agreement or Confidential Information (as defined in the Employment Agreement) to Government Agencies only to the extent such disclosure constitutes a Protected Activity as defined in Section 7 of this Agreement.

11.Non-Disparagement:  You agree that you will not, at any time, disparage, portray in a negative light or take any similar action which would be harmful to or lead to unfavorable publicity for the Company, any of its Affiliates or any of their respective current or former officers, directors, stockholders, employees, agents, consultants, contractors, owners, subsidiaries, divisions, parents or any of their respective affiliates, and their respective assets, operations, personnel or services, whether public or private.  Your non-disparagement obligation shall not be construed or applied to limit or interfere with your right to engage in any Protected Activities as defined in Section 7 of this Agreement.  If you reasonably believe that the Company or any of its Affiliates or any of their respective current or former officers, directors, stockholders, employees, agents, consultants, contractors or owners  has disparaged you or portrayed you in a negative light (the “Negative Remark”), you shall have the right to respond reasonably to such Negative Remark, provided, however, that prior to making such response, within ten (10) days of you becoming aware of the occurrence of the Negative Remark you shall (a) notify the Company of the specific words you believe to have been a Negative Remark, (b) give the Company an opportunity within ten (10) days of such notice to (i) issue a corrective statement, or (ii) agree with you to issue a joint statement which addresses the Negative Remark to the parties’ mutual satisfaction.  The Company agrees to instruct its senior management officers and directors to not disparage, portray in a negative light or take any similar action which would be harmful to or lead to unfavorable publicity for you.

12.Cooperation:  Subject to reasonable notice and other demands on your time, you agree to fully cooperate with the Company, and its counsel, in connection with any investigation, complaint, charge, administrative proceeding or litigation, relating to any matter that commenced or occurred during your employment, or otherwise arising out of or pertaining to your employment, in which you have knowledge or have been identified as an individual with knowledge, including any investigation, complaint, charge, administrative proceeding or litigation, that is in any way related to your employment or employment relationship with the

Company.  Such cooperation includes, but will not be limited to, (i) meeting with Company representatives and/or the Company’s counsel to disclose and discuss any facts that you may know, to respond truthfully to any inquiries that may arise with respect to matters in which you were involved or had knowledge of during your employment, and to furnish your honest and good faith advice, information, judgment and knowledge with respect to matters you were responsible for or involved in during your employment; (ii) preparing with Company counsel for any deposition, trial, hearing, or other proceeding; (iii) attending any deposition, trial, hearing or other proceeding to provide truthful testimony; (iv) executing documents as the Company and its counsel may deem, in the judgment of its counsel, reasonably necessary; and (v) providing other assistance to the Company that its counsel may deem, in the judgment of its counsel, reasonably necessary.  To the extent allowed by law, you also acknowledge and agree that you will advise the Company promptly of your receipt of any inquiries, subpoenas, or requests regarding the Company or any of its Affiliates. The Company shall pay or reimburse you for reasonable and documented expenses, including without limitation travel, lodging and meal expenses and legal fees, you incur in providing such cooperation pursuant to this Section 12 at the Company’s request, and consistent with the Company’s policies for reimbursement of expenses.  Your obligations to provide assistance and advice to the Company as required in this Section 12 of the Agreement shall not be construed or applied in a manner that limits or interferes with your rights to engage in Protected Activities as described in Section 7 of this Agreement.

13.Third Party Beneficiaries: You agree that the Affiliates of the Company shall be third party beneficiaries of your obligations under this Agreement that are applicable to such Affiliates.

14.Remedies:  You understand and agree that if you breach any representation made by you in Section 15 of this Agreement or breach any obligations under Section 10, Section 11 or Section 12 of this Agreement, or any of your continuing obligations under Section 14 or Section 15 of the Employment Agreement, in addition to any other remedies at law or in equity available to the Company, including under Section 17(c) of the Employment Agreement, you shall repay to the Company all payments previously made to you under Sections 3(b) of this Agreement and you will not be entitled to any remaining Service Payments.  You acknowledge and agree that your repayment of such payments (and forfeiture of any future payments) shall be liquidated damages (“Liquidated Damages”) payable to the Company with respect to such breach of this Agreement or of any of your obligations under Sections 14 or Section 15 of the Employment Agreement.  The parties acknowledge and agree that the harm caused by any such breach would be impossible or very difficult to accurately estimate at the time of the breach and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from any such breach.  You agree that the Liquidated Damages are not a penalty, but are instead a reasonable prediction of the minimum amount of actual damages the Company would sustain as a result of any such breach of this Agreement or any of your obligations under Section 14 or Section 15 of the Employment Agreement.  You also agree to indemnify the Company for all losses to the Company caused by any breach of Section 8 of this Agreement in which the Company is the prevailing party, including, without limitation, reimbursement by you for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach.  The Company agrees to indemnify you for reasonable attorney’s fees for any claim or cause of action resulting from a breach or alleged breach of Section 8 of this Agreement in which you are the prevailing party. The remedies set forth in this Section 14 shall not apply to any challenge to the validity of the waiver and release of your rights under the ADEA.  If you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by you in bad faith.  Any such action permitted to the Company by this Section 14, however, shall not be construed or applied in a manner which limits or interferes with your right to engage in Protected Activities, or with any of your obligations under this Agreement, including without limitation, the release of claims in Section 5 of this Agreement.  You and the Company further agree that nothing in this Agreement shall preclude the Company or you from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.

15.Your Representations Regarding the Compliance With Law:  With this Agreement, you represent and acknowledge that (i) you have disclosed to the Company in writing any industrial illnesses or injuries you have suffered arising out of your employment with Company and (ii) you are not aware of any conduct involving the Company and its Affiliates (including any conduct by you) that you have any reason to believe may be unlawful, unethical or otherwise inappropriate, including any past or present violation, potential or actual, of the company’s code of conduct or of any law, illegal or improper conduct such as unlawful discrimination or harassment or conduct in violation of the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act, the federal False Claims Act or any state false claims act.  You represent and acknowledge that you are not aware of any matters for which you were responsible or that came to your attention as an employee of the Company, or any situations of which you otherwise have knowledge, that might give rise to, evidence or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination or harassment, retaliation, or other cause of action against the Company or its Affiliates, including any matter relating to possible qui tam actions or any matter in violation of the federal False Claims Act or any state false claims act.  You further represent and certify that to the best of your knowledge, information and belief, no member of management or any other employee (including you) has committed or caused any violation of those statutes, including by committing any fraud or engaging in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon any person or entity.  You understand and agree that these representations are a material inducement for the Company to enter into this Agreement.  For the avoidance of doubt, your disclosures as required by this Section 15 shall not limit your ability to engage in Protected Activities as outlined in Section 7 of this Agreement.

16.No Admission of Wrongdoing:  Neither by offering to make nor by making this Agreement does either party admit any failure of performance, wrongdoing, or violation of law.

17.Entire Agreement; Amendments; Successors and Assigns:  This Agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to your employment by the Company or the termination of your employment, including, without limitation the Employment Agreement and all equity awards or arrangements you have with the Company.  Accordingly, as a result of your Termination Without Good Reason, the Employment Agreement is hereby terminated, provided, however, that Sections 14, 15, 17 and 29 of the Employment Agreement (subject, as to Sections

14 and 15 of the Employment Agreement, to the time limitations in Section 10 above) shall continue in full force and effect after the Separation Date; provided, for clarity, Sections 12 and 13 of the Employment Agreement shall not apply with respect to any periods after the Separation Date.  This Agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company.  This Agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.  You acknowledge that in entering into this Agreement, you are not relying upon any representation that is not specified in this Agreement, including without limitation any representations concerning future employment or additional payments.

18.Governing Law:  Jurisdiction and Venue:  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its choice of law rules.  Any action or proceeding by either you or the Company to enforce this Agreement shall be brought in any state or federal court in Tarrant County, Texas.  You and the Company hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

19.Waiver of Jury Trial:  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, YOU AND THE COMPANY SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE. IN ADDITION, EMPLOYEE SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION WITH RESPECT TO ANY DISPUTE.

20.Voluntary Agreement:  You acknowledge that before entering into this Agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you are hereby advised to do so if you choose.  You further acknowledge that you have entered into this Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Agreement other than the express terms set forth herein.  You further acknowledge that you have read this Agreement and understand all of its terms, including the waiver and release of claims set forth in Section 5 above.

21.Counterparts: This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.  Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

22.Execution; Effective Date:  If the foregoing is acceptable to you, please print and sign a copy of this Agreement and return a PDF of the Agreement to me by email or an original hard copy of the Agreement by regular mail or FedEx.  You may take up to forty-five (45) days from today to consider, sign, and return this Agreement.  You acknowledge that at the commencement of the forty-five (45) day consideration period, you were provided with the following information set forth on Exhibit D hereto: (i) the class, unit, or group of individuals covered by the Employment Termination Program (the “Program”) as defined in Exhibit D; (ii) any eligibility factors for the Program; (iii) the time limits applicable to the Program, if any; and (iv) the job titles and ages of all individuals eligible or selected for the Program and the job titles and ages of all individuals in the same decisional unit who are not eligible or selected for the Program.  In addition, you may revoke the Agreement after signing it, but only by delivering a signed revocation notice to Approach Resources Inc., 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, attention: General Counsel, jdazey@approachresources.com, facsimile (817) 989-9001 within seven (7) days of your signing this Agreement (the “Revocation Period”).  This Agreement shall be effective on the eighth day after you sign and return it to Approach Resources Inc., 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, attention: General Counsel, jdazey@approachresources.com, facsimile (817) 989-9001, provided that you have not revoked the Agreement (“Effective Date”).

Very truly yours,

Approach Resources Inc.

By: /s/ Josh Dazey

Name: Josh Dazey

Title: VP & General Counsel

ACCEPTED AND AGREED:

/s/ J. Curtis Henderson

J. Curtis Henderson

April 8, 2019

Date signed

Exhibit A

April 8, 2019

Approach Resources

6500 West Freeway, Suite 800

Fort Worth, Texas 76116

To Board of Directors of Approach Resources Inc.,

I, J. Curtis Henderson, do hereby resign from any and all positions that I hold as an officer, manager, director, agent or in any other capacity of Approach Resources Inc. (the “Company”) and each of its Affiliates, or as a trustee or fiduciary of any employee benefit plans covering employees or other service providers of the Company or any of its Affiliates, effective as of the date of this Letter. “Affiliates” of the Company shall mean Approach Oil & Gas Inc., Approach Operating, LLC, Approach Delaware, LLC, Approach Resources I, LP, Approach Services, LLC and Approach Midstream Holdings, LLC.

Very truly yours,

J. Curtis Henderson

Exhibit B

Additional Employment Duties

1.	Respond to inquiries from prior direct reports, including Land, Human Resources, Legal, and IT.
2.	Assist with transition of job responsibilities as otherwise requested.
3.

Cooperate with Approach in any litigation, administrative proceeding, investigation or inquiry that involves Approach, about which Mr. Henderson may have knowledge or information, including by making himself available for deposition and as a witness, and preparing with Approach’s counsel for any such deposition or testimony as a witness.

4.

Work closely with CEO (and if a chief restructuring officer (“CRO”) is appointed, the CRO), general counsel and/or management personnel to assist with required filings, information gathering and restructuring-related matters.

5.	Provide a contact point and institutional knowledge to CEO, CRO, general counsel and management.
6.	Assist with communications between lenders, the Board, employees, investors, and/or creditor constituencies at the request of CEO, CRO or management.
7.	Assist CEO, CRO and management with strategic planning.
8.	Assist CEO, CRO and management in negotiations with lenders, creditors and/or parties in interest.
9.

Such other duties as from time to time requested by the CEO or Board consistent with Mr. Henderson’s experience or expertise with respect to the assets and operations of Approach and the restructuring efforts of Approach.

Exhibit C

FINAL RELEASE AGREEMENT

This Final Release Agreement (“Final Release Agreement”) is hereby entered into between J. Curtis Henderson (“you”) and Approach Resources Inc., a Delaware corporation (the “Company”).  Capitalized terms used herein and not defined herein shall have the respective meanings set forth in the Separation Agreement.

WHEREAS, the Company previously delivered to you the Separation Agreement, dated April 8, 2019 (“Separation Agreement”), which detailed the terms of your separation from the Company );

WHEREAS, this Final Release Agreement formed part of the Separation Agreement, was expressly incorporated therein, and was attached as Exhibit C to the Separation Agreement; and

WHEREAS, pursuant to the Separation Agreement, the Company offered you the opportunity to receive certain Service Payments, so long as this Final Release Agreement becomes effective in accordance with the requirements of Section 5 below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which you acknowledge, you and the Company hereby agree to the following:

1.Release of Claims; Waiver of Future Employment.

a.In consideration of the terms of this Final Release Agreement, you agree to and do release (on behalf of yourself, your heirs and personal representatives) and forever discharge the Company, its Affiliates and (in their capacities as such) the current and former officers, directors and stockholders of the Company and its Affiliates, and each of their respective successors, assigns, agents and representatives (collectively, the “Released Parties”) from any and all claims, rights, demands, debts, obligations, losses, liens, agreements, contracts, covenants, actions, causes of action, suits, services, judgments, orders, counterclaims, controversies, setoffs, affirmative defenses, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever, direct or indirect (collectively, the “Claims”), whether asserted, unasserted, absolute, fixed or contingent, known or unknown, suspected or unsuspected, accrued or unaccrued or otherwise, that you may have, related to your period of employment by the Company or otherwise, through the date on which this Final Release Agreement is executed, including any and all claims under your Employment Agreement or arising out of or relating to your employment by the Company or your resignation from or termination of such employment, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, defamation and claims under the Civil Rights Acts, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, the Texas Payday Law, and any other federal, state, or local or foreign laws, rules, or regulations relating to employment, discrimination in employment, termination of employment, wages, benefits, human rights, or otherwise (“Released Claims”).  You represent that you have not assigned any Released Claims to any third party.

b.The release of the Released Claims set forth in Section 1(a) above does not include your right to enforce the terms of this Final Release Agreement or Separation Agreement, your right to receive an award from a Government Agency under its whistleblower program for reporting in good faith a possible violation of law to such Government Agency, your right to coverage under the Company’s liability insurance policies, any recovery to which you may be entitled pursuant to applicable workers’ compensation and unemployment insurance laws, your right to challenge the validity of your waiver and release of ADEA claims, or any right where a waiver is expressly prohibited by law.  For purposes of this agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state, or local governmental agency or commission.

c.In consideration of the terms of this Final Release Agreement, you have agreed to and do waive any claims you may have for employment by, or membership on the board of directors of, the Company and/or its Affiliates.  You have further agreed in the future not to seek such employment or reemployment with, or appointment to the board of directors of, the Company and/or its Affiliates.

2.Counterparts. This Final Release Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Final Release Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.Entire Agreement; Amendments; Successors and Assigns:  The Separation Agreement and this Final Release Agreement set forth the entire understanding of the parties and supersede any and all prior agreements, oral or written, relating to your employment by the Company or the termination thereof, provided, however, that your obligations under the Employment Agreement, as described in the Separation Agreement, shall remain in full force and effect.  This Final Release Agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company.  This Final Release Agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company.

4.Voluntary Agreement:  You acknowledge that before entering into this Final Release Agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you are hereby advised to do so if you choose.  You further acknowledge that you have entered into this Final Release Agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this Final Release Agreement other than the express terms set forth herein.  You further acknowledge that you have read this Final Release Agreement and understand all of its terms, including the waiver and release of claims set forth in Section 1 above.

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5.Execution; Effective Date:  If the foregoing is acceptable to you, please sign a copy of this Final Release Agreement and return a PDF of the Final Release Agreement to me by email.  You may take up to forty-five (45) days from today to consider, sign and return this Final Release Agreement.  In addition, you may revoke the Final Release Agreement after signing it, but only by delivering a signed revocation notice to me within seven (7) days of your signing this Final Release Agreement.  You acknowledge that your execution of this Final Release Agreement is a condition to your receipt of all payments and benefits offered to you as part of the Program described in Exhibit D to the Separation Agreement, and that you have received the information set forth in Exhibit D along with any updates to such Exhibit D as of the date you sign this Final Release Agreement.  This Final Release Agreement shall be effective on the eighth day after you sign and return it (“Effective Date”).  You agree that under no circumstances shall you sign or return this Final Release Agreement prior to the day following the Separation Date.

IN WITNESS WHEREOF, the Parties hereto have executed this Final Release as of the dates set forth below.

APPROACH RESOURCES INC.

By:__________________

Name:_______________

Title:________________

Date:________________

______________________________

J. Curtis Henderson

Date signed:______________________

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Exhibit D

OLDER WORKERS BENEFIT PROTECTION ACT DISCLOSURE

The Older Workers Benefit Protection Act (OWBPA) requires that employers provide certain information to employees who are 40 years of age or older and asked to execute an agreement which includes a release of claims in connection with a “termination program.” The Company believes it negotiated your separation from employment with you on an individual, arms-length basis, and not as part of any “termination program.”  However, in recognition that other members of management also are being offered separation agreements in connection with a pending business reorganization, in an abundance of caution the Company will treat your separation and those of such other members of management as part of a “termination program” (the “Program”).  This Exhibit C provides you the information required under the OWBPA as if the Program was a “termination program.”

The class, unit, or group of individuals covered by the Program includes members of senior management of the Company who work at the Company’s headquarters, who have written employment agreements providing for payment of severance benefits under certain circumstances in exchange for executing a separation agreement that includes a general release of all claims, and who are separating from the Company in connection with a business reorganization of senior management being undertaken at the behest of the Company’s Board of Directors.

Employees selected for the Program have forty-five (45) days from the date of their receipt of a proposed separation agreement to participate by signing and returning the Agreement.  Employees who choose to sign a separation agreement shall have seven (7) days after signing and returning it to the Company to revoke it by delivering a signed revocation notice to the Company as provided in Section 22 of the Agreement.

The following is a list of the ages and job titles of employees who were selected for the Program as well as the ages of those employees with the same job title who were not selected for the Program:

Job Title	Age	No. Selected	No. Not Selected
Chief Executive Officer	62	1	0
Chief Administrative Officer	56	1	0
Chief Operating Officer	55	1	0